Exhibit 99.1

Mercantile Bank of Michigan Announces Branch Closings

Efficiency initiatives will affect low-volume branches

GRAND RAPIDS, Mich., October 28, 2015 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") announced today that as part of a company-wide efficiency review its banking unit, Mercantile Bank of Michigan (“Mercantile Bank”), is implementing a cost efficiency program which includes the closing of five branches during the first quarter of 2016. The branches to be closed are Ashley, St. Louis (MI), Gull Road in Kalamazoo, Higgins Lake and M-30 in West Branch.

“We regularly examine our organizational structure and operations framework to identify and pursue efficiencies consistent with our mission of effectively serving our customers throughout central and western Michigan,” said Robert Kaminski, Executive Vice President and COO of Mercantile. “These particular branches are low traffic and deposit facilities, and we will be able to fully serve the affected customers through our remaining branch network and extensive offering of electronic services.”

Mercantile Bank will record a pre-tax charge of approximately $0.9 million, primarily during the fourth quarter of 2015, representing severance payments, leasehold improvement write-off and lease termination costs relating to the cost efficiency program. Projected savings are anticipated to be approximately $2.7 million per year on a pre-tax basis.

Mercantile Bank will seek to reabsorb personnel who are displaced by the branch closings in other branch locations as staff turnover and other opportunities provide. Following the closings, Mercantile Bank will continue to maintain a network of 48 branches throughout central and western Michigan.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to realize the anticipated benefits of our merger with Firstbank Corporation; our ability to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Robert Kaminski EVP & Chief Operating Officer 616-726-1502 rkaminski@mercbank.com	Charles Christmas SVP – Chief Financial Officer 616-726-1202 cchristmas@mercbank.com